Exhibit 10.20

Contract No.: [•]

Kunshan Fuchan Warehousing Services Co., Ltd.

AND

Yao Fang Information Technology (Shanghai) Co., Ltd.

PROPERTY LEASE CONTRACT

February 2016

Table of Contents

Part I: Basic Business Terms	3

Part II: General Terms of the Contract	8

Part III: Delivery Procedure	28

Property Lease Contract

The Property Lease Contract (hereinafter referred to as “the Contract”) was signed by the following parties on [February] [5], [2016]:

Lessor	:	Kunshan Fuchan Warehousing Services Co., Ltd.

Mailing Address	:	[26/F, Block B, No. 391, Guiping Road, Xuhui District, Shanghai]

Tel	:	[021-24099566]

Fax	:	[021-54179635]

Lessee	:	Yao Fang Information Technology (Shanghai) Co., Ltd.

Mailing Address	:	[Building 10, No. 115, Lane 572, Bibo Road, Pudong New Area, Shanghai]

Tel	:	[021-20536666]

Pursuant to the Contract Law of the People’s Republic of China and other applicable laws and regulations, the lessor and the lessee reached this agreement through friendly consultation:

Part I: Basic Business Terms

The Lessor is willing to lease the property under the Contract to the Lessee, and the Lessee is willing to Rental the property under the Contract provided by the Lessor in accordance with the terms and conditions stipulated in the Contract.

1. Property:

Located on the west of Liming Road and the south of Fengxing Road of Huaqiao Town, Kunshan, Jiangsu Province, China. Specially, it is situated at the east side of Building 3 at No. 88, Liming Road (hereinafter referred to as “Park Area” or “Project”) with a total area of 16,369.03 square meters (“Property”). Please refer to the general layout plan of the Logistics Park and the plan of the Property in Annex I for details.

2. Rental and Property & Facility Management Fees:

The basic management fee for the first year of the First Lease Term (as defined in Article 3 below) is RMB 0.1 per square meter per day (tax included). The second year’s Rental and Property & Facility Management Fee is RMB 1.03 per square meter per day (tax included), of which RMB 0.515 per square meter per day is the Rental, and RMB 0.515 per square meter per day is the Property & Facility Management Fee. From the third year to the due date (as defined in Article 3 below), the Rental and property facility &management fees are increased by 3% on the basis of the preceding year.

	Duration	Standards for Rental/basic management fees/Property & Facility Management Fees
The first lease term	March 1, 2016 ~ February 28, 2017 (Rental-free)	Basic management fee RMB 0.1/ square meter / day

The second lease term	March 1, 2017 ~ February 28, 2018	Rental RMB 0.515/ square meter / day Property & Facility Management Fee RMB 0.515/ square meter / day

The third lease term	March 1, 2018 ~ February 28, 2019	Rental RMB 0.5305/ square meter / day Property & Facility Management Fee RMB 0.5305/ square meter / day

The fourth lease term	March 1, 2019 ~ February 29, 2020	Rental RMB 0.5464/ square meter / day Property & Facility Management Fee RMB 0.5464/ square meter / day

The fifth lease term	March 1, 2020 ~ February 28, 2021	Rental RMB 0.5628/ square meter / day Property & Facility Management Fee RMB 0.5628/ square meter / day

The sixth lease term	March 1, 2021 ~ February 28, 2022	Rental RMB 0.5796/ square meter / day Property & Facility Management Fee RMB 0.5796/ square meter / day

The seventh lease term	March 1, 2022 ~ February 28, 2023	Rental RMB 0.597/ square meter / day Property & Facility Management Fee RMB 0.597/ square meter / day

The eighth lease term	March 1, 2023 ~ February 29, 2024	Rental RMB 0.6149/ square meter / day Property & Facility Management Fee RMB 0.6149/ square meter / day

The ninth lease term	March 1, 2024 ~ February 28, 2025	Rental RMB 0.6334/ square meter / day Property & Facility Management Fee RMB 0.6334/ square meter / day

The tenth lease term	March 1, 2025 ~ February 28, 2026	Rental RMB 0.6524/ square meter / day Property & Facility Management Fee RMB 0.6524/ square meter / day

Daily Rental and Property & Facility Management Fee = Rental and Property & Facility Management Fee Standard × Property Area

Monthly Rental and Property Facility Management Fee = Daily Rental and Property Facility Management Fee × Actual days of use of the property in the month

Note: The unit price per square meter per day is calculated according to the actual amount without rounding. Round when calculate the monthly actual payment and round it to the yuan level.

3. Lease Term:	The actual Delivery Date of the Property is [March] [1], [2016].

The First Lease Term is ten (10) years from the date of delivery until the expiry of the maturity date (the “First Lease Term”). The deadline for the First Lease Term is February 28, 2026 (“Expiration Date”). After the expiration of the First Lease Term, the Lessee may renew the lease for [1] time in accordance with the provision of the Contract, and the lease extension period is [5] years (“Renewal Lease Period”). The commercial conditions for the renewal period are detailed in the provision of Article 4.2 of Part II of the Contract.

	Delivery Date of the Property (“Delivery Date”):	March 1, 2016

	The starting date of the Rental (“Lease Commencement Date”):	March 1, 2017

	Due date (“Maturity Date”):	February 28, 2026

4. Margin:

The amount of the margin paid by the Lessee to the Lessor shall be calculated based on the sum of the second-year Rental and the property management fee (RMB 1.03 /square meter/day) for [three] months, i.e., RMB 1,538,484.21.

5. Day, month, quarter and year	Except otherwise stipulated in the Contract, the day, month, quarter and year referred to in the Contract are calendar day, calendar month, calendar quarter and calendar year respectively.

6. Annex:

Annex I: Basic Information of the Property

•                      General Layout Plan of the Logistics Park

•                      Property Plan

•                      State-owned Land Use Right Certificate Of Land Parcel Where The Property Is Located

•                      Ownership Certificate of the Property

•                      Construction Specifications and Facilities of the Property

•                      List of Rebuilding

Annex II: Notice of Admission

Annex III: Property Delivery Letter

Annex IV: Letter of Mortgage Information

7. Miscellaneous

7.1	In case that there is any conflict between the Part I of the Contract - The Basic Business Terms and Part II - General Terms of the Contract, the provisions of the former shall prevail.

7.2

Part I, Part II, Part III and the annexes of the Contract constitute the entire Contract between the Lessor and the Lessee, and replace any previous understandings, agreements or representations between both parties regarding the subject matter hereof .

7.3

Any terms of the Contract are enforceable and independent of each other, and their effectiveness is not affected by the invalidation of any other terms. In the event that there are any terms that are invalid but become valid after deleting partial contents, such terms shall still apply after making necessary amendments.

7.4

Failure by any party to exercise or delay the exercise of any right, power or privilege under the Contract or its annexes shall not be deemed a waiver of that right, power or privilege; nor shall any exercise of that right, power or privilege independently or in part impede the further exercise of that right, power or privilege in the future.

7.5	The Contract takes legal effect after the parties sign it. The Contract is made in four (4) copies, with each party holding two of them which shall have the same legal force and effect.

7.6

To fully and effectively perform the Contract, each of the Lessor and the Lessee hereby make the representations and warranties as follows (hereinafter referred to as “Representations and Warranties”):

	(1)	It has full rights, powers and authority to sign the Contract and will obtain all necessary government and company approvals for the performance of the Contract;

	(2)	The Contract constitutes its legal, effective and binding obligations, which can be enforced in accordance with the terms of the Contract;

(3)

It currently does not have any involved or ongoing litigation, arbitration or administrative procedures or those threatened to be involved exerting material adverse effects on its assets or the assets under the Contract, or on the ability of signing, completing and performing the Contract or performing the obligations under the Contract.

Part II: General Terms of the Contract

1.                        Property Lease

With the premise that the Lessee fulfills its obligations under the Contract, the Lessor agrees that the Property will be possessed and used by the Lessee in accordance with the provisions of the Contract, and the Lessee agrees to possess and use the Property from the Lessor within the lease period specified in the Contract and pay Rental and property management fees.

2.                        Delivery of the Property

2.1                 The Lessor and the Lessee shall send representatives to examine the site on the Delivery Date of the Property and sign the Property Delivery Letter of Annex III after passing the acceptance. The completion of these steps means that the Lessee has fully understood and checked the actual conditions of the Property, facilities and equipment, and acknowledged that the Property is delivered “as is”. In case that there are defects in the delivered property, both parties shall list the defects, and the Lessor shall rectify and complete the acceptance within the time agreed upon by both parties. In the event that the rectification is unable to be completed on time and both parties have jointly confirmed the substantial impact on the use by the Lessee, the Lessee has the right to entrust a third party to rectify the defects after confirmation. The reasonable costs incurred therefrom shall be borne by the Lessor, but the Lessee shall provide the Lessor with the corresponding Contract and relevant vouchers. If the Lessee fails to go through the acceptance and handover procedures of the Property and sign the Property Delivery Letter at the location designated by Lessor before the date of delivery of the Property agreed in the Contract, it shall be deemed that the Lessor has fulfilled all obligations for the qualified delivery of the Property to the Lessee. The Lessor has the right to require the Lessee to pay the Rental, property management fee, other expenses and the compensation (if any) prescribed by the Contract that shall be paid by the Lessee since the Property is deemed to have been delivered.

With the prior written consent of the Lessor, the Lessee may, after the date of delivery, make necessary decoration, and move in furniture and equipment support for the Property in accordance with the needs of future use. If the Lessee causes any damage to the Property (including all ancillary equipment and facilities at the time of delivery of the Property) during the decoration and moving in and installation of any furniture and equipment, the Lessee shall immediately inform the Lessor of the damage and take any necessary remedial measures that will restore the damaged facilities to their original condition at the time of delivery at its own cost. For the avoidance of doubt, unless the Lessor’s prior written consent is obtained, the decoration, furniture and equipment acquired and installed by the Lessee for the Property shall be restored and removed before it returns the Property to the Lessor; and the Property shall be restored to the original condition at the time of delivery and returned to the Lessor at the cost of the Lessee.

3.                        Area and Use

3.1                 The floor area of the Property to be used by the Lessee is 16,369.03 square meters (“Area for Use”). The Lessee can also enjoy equal access to the surrounding public access corridors and venues inside the enclosure wall of the park with other lessees (if any) of the park.

3.2                 The Property shall only be used for [the storage, distribution, and loading and unloading of items belonging to Category C (2) of the storage category specified in the Code for Fire Protection Design of Buildings jointly promulgated by the Ministry of Construction of the People’s Republic of China and the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China, as well as vehicle parking]. The Lessee shall have an independent judgment on whether the Property is suitable for its business before signing the Contract. Except as otherwise agreed in the Contract, The Lessor does not guarantee that the Property is suitable for the specific purpose specified by the Lessee, nor may it be required to make any rebuilding to the Property to satisfy any licensing requirements, if any. The Lessee shall guarantee that its use of the Property does not violate the provisions of relevant laws and regulations and industry standards. The Lessee shall comply with and keep its business license valid at all times. The Lessee shall not engage in any auction within the Property (such as: activities of clearance or sale at a reduced price) or issue notice of the aforementioned activities. The Lessee shall use the Property in a prudent, safe and appropriate manner. In addition, the Lessee shall not store toxic goods and dangerous goods such as flammable and explosive materials, and shall not engage in any activity that may adversely affect the value of the Property and land use rights, may make the floor or structure of the Property overloaded or may damage the Property. The Lessor shall not engage in acts that may cause harm or damage to others when using the Property. Without the prior written consent of the Lessor, the Lessee is prohibited from storing items outside the Property, including but not limited to parked vehicles in non-parking areas. The Lessee shall comply with the laws, orders, judgments, ordinances, regulations, codes, instructions, permits, licenses, provisions and restrictions relating to the use and possession of the Property, including the fire protection code (collectively called “statutory requirements”). In case the Property needs renovating or decorating and other projects according to statutory requirements (including but not limited to fire protection regulations that the Lessee shall comply with for the use of the Property) due to the Lessee’s reasons (including but not limited to the use of the Property, the manner in which the business operates, the nature of the Lessee’s use or storage of the goods or other properties, or due to the Lessee’s other requirements), the costs incurred therefrom shall be borne by the Lessee and such rebuilding and renovation must obtain the Lessor’s prior written consent. The Lessee shall not engage in or allow anyone else to engage in any act that may result in invalidation of the Lessee’s or Lessor’s insurance or increased insurance risk. If, due to the Lessee’s reason, the Lessor’s insurance costs increase, the Lessee shall assume full responsibility and compensate the Lessor for all losses. In the event that the Lessee has occupied the Property in full or in part before the Delivery Date, the Lessee shall comply with all of its obligations under the Contract. The Lessee shall bear the risk of damage or loss of any goods, products or other inventories stored in the Property by itself.

3.3                 The Lessee promises to the Lessor that the Property shall only be used for the purposes specified in Article 3.2 of the Contract. During the First Lease Term and lease renewal period, the agreed purposes stated above shall not be changed before the Lessor’s prior written consent and approval by the relevant government authority are obtained (if necessary).

4.                        Lease Period, Lease Renewal, and Rental-free Period

4.1                 The lease period for the First Lease Term is ten (10) years, and will be calculated from the actual Delivery Date. The deadline is February 28, 2026. Subject to compliance with the terms of the Contract, the Lessee has the right to possess and/or use the Property from the date of delivery to the date of maturity.

4.2                 If the Lessee intends to continue to occupy the Property after the expiration of the First Lease Term, it has the right to extend the lease term of the Contract for [1] time no later than [six] months prior to the expiration of the First Lease Term for the lease renewal of 5 years. Both parties agree that, except when both the Lessor and the Lessee agree to adjust the lease area, the Lessee shall not reduce the use area of the Property while renewing the lease, and the Rental and property management fee for the Property during the renewal period shall increase by [5.5%] % for each year (for the purpose of this article, 365 days from the first day of the renewal term is one year) from the previous year since the date of the renewal of the lease, and only the Rental and property management fee adjustments during the renewal period caused by the land-related or property-related adjustments to taxation that occurred in the lease period as stipulated in Article 9.2 are not included in the increase. If the Lessee does not submit a renewal request in writing within the time limit stipulated in Article 4.2, or the Lessee does not reach an agreement with Lessor regarding the amount and area specified in Article 4.2 within [four] months prior to the expiry of the First Lease Term after proposing the renewal request and fails to sign a legally binding written document, the Lessor has the right to refuse the Lessee’s request to exercise the renewal of the right, which shall not to be deem as a violation of the Contract.

4.3                 In case that the Lessee does not exercise the right to renew in accordance with the provisions under Article 4.2 stated above or exercises the right to renew but does not comply with the provisions of Article 4.2, the Lessor shall then have the right to:

(1)                   Issue advertisements about the Property that may be provided to any third party and post such advertisements in the park and its premises or the surfaces of these places under the premise of not affecting the use of the Property by the Lessee; and

(2)                   Notify the Lessee in writing in advance of reasonable time. Without affecting the normal operations of the lessee, the Lessor may bring along with any prospective lessee or related person of the Property to visit the Property before the expiration of the First Lease Term or within [six] months before the termination in advance, and the Lessee shall cooperate with it.

4.4                 The Lessor agrees to provide the Lessee with a [12]-month Rental free period cumulatively during the First Lease Term, commencing on the Delivery Date, during which time, the Lessee is not required to any Rental or Property & Facility Management Fees, but shall pay the basic management fees at RMB [0.10] per square meter per day. For avoidance of any doubt, both parties agree that, if the Lessee fails to carry out the inspection and handover formalities at the place designated by the Lessor, the foregoing Rental-free period will not be adjusted and shall still start on the Delivery Date specified herein. If this Contract is terminated by or for any reason attributable to the Lessee during the First Lease Term, then, without any prejudice to other rights of the Lessor hereunder, the Lessee shall be deemed to have no Rental-free period ab initio, and shall forthwith make up and pay to the Lessor all the Rental and Property & Facility Management Fees for the period between the effective date of this Contract and the date of early termination of this Contract (minus the basic management fees already paid by the Lessee).

5.                        Rental and Property & Facility Management Fees

5.1                 The Lessee shall pay the Rental and Property & Facility Management Fees in the amount specified in the Basic Business Terms.

5.2                 The Rental and Property & Facility Management Fees shall be paid on the monthly basis. The Lessor shall provide the invoice indicating the corresponding amount before the 5th day of each month, which shall be paid by the Lessee within 5 working days after receiving the invoice without any deduction or offset (except for the deduction or offset expressly set out herein or agreed by the two parties in writing). In case the days of the last month when the First Lease Term expires or is terminated are insufficient for a full month, the Rental and Property & Facility Management Fees shall be settled proportionally, that is, the Rental and Property & Facility Management Fees of such period shall be the product of the number of actual days of lease of the month divided by the total number of days of that month and multiplied by the Rental and Property & Facility Management Fees of that month. The Rental and Property & Facility Management Fees of the renewed lease term (if any) shall be paid in the same manner as those of the First Lease Term.

5.3                 The obligations of the Lessee to pay to the Lessor the Rental, Property & Facility Management Fees and other amount hereunder shall be independent of the obligations of the Lessor hereunder. Unless otherwise expressly provided herein, at no time shall the Lessee have any right to cancel, deduct or offset any Rental, Property & Facility Management Fees or any other amount due hereunder. In case of delay of the Lessee to pay to the Lessor the Rental, Property & Facility Management Fees or any other amount for more than 5 days, the Lessee shall pay a late fee to the Lessor at the daily rate of 0.5% of the overdue amount for the period from the day when such amount becomes due (including) to the day when all such amounts are satisfied by the Lessee. The collection by the Lessor of such late fee shall not preclude the Lessor from exercise other rights and remedies available to it at law or under this Contract. If the Margin is insufficient to pay the foregoing amounts, obligations and liabilities, the Lessee shall remain liable for payment until all the outstanding amounts are paid off. In case of delay of the Lessee to pay the foregoing amounts (including the late fee) for more than one month, the Lessor may terminate this Contract.

5.4                 The Rental shall be deposited into the following bank account designated by the Lessor in RMB by T/T or bank transfer:

Deposit Bank: [Huaqiao Sub-branch of BOC]

Account Name: [Kunshan Fuchan Warehousing Services Co., Ltd.]

Account No.: [************]

Address of the Deposit Bank: [No. 382, Huaxi Road, Huaqiao Town]

6.                        Margin

6.1                 The Lessee shall pay the Margin the Lessor [10] days prior to the actual Delivery Date, the amount of which shall be equal to the [3]-month Rental and property management fees hereunder of the second year of lease, i.e. RMB [1,538,484.21], and upon the receipt of which, the Lessor shall issue a receipt thereof to the Lessee. Unless the Lessor and the Lessee otherwise agrees in writing as regards the amount and Delivery Date of the Margin, if the Lessee fails to pay the Margin as per the provision of this Article 6.1 on its term and amount, the Lessor may extend the Delivery Date accordingly without postponing the commencement date, and the Lessee shall, for each day of delay of payment of the Margin, pay liquidated damages equal to the aggregation of the renal and Property & Facility Management Fees of such day. If such delay exceeds thirty (30) days or more, the Lessor may terminate this Contract.

6.2                 The Margin is not prepaid Rental or Property & Facility Management Fees, or any damages payable by the Lessee to the Lessor in case of any default hereunder by the Lessee. In case of any breach or nonperformance of or noncompliance with any its obligations or liabilities under this Contract or any applicable laws, subject to a notice sent by the Lessor to the Lessee in a reasonable time in advance, the Lessor may deduct all or part of the Margin to pay any outstanding and mature amount, late fee, liquidated damages payable by the Lessee, or other obligations supposed to be assumed by the Lessee, or any damage (personal or otherwise), expense or debts thus incurred by the Lessor. The foregoing provisions on Margin shall not affect any other rights or remedies available to the Lessor at law or under this Contract.

6.3                 After the Lessor make the deduction from the Margin according to the above Article 6.2, the Lessee shall, within [3] days after receiving a writing notice from the Lessor, promptly make up the difference thus caused so that the Margin can be restored to its original amount. The Margin will not bear interest during the period when it is held by the Lessor. After the Lessee fulfills all its obligations and liabilities hereunder, the Lessor shall refund to the Lessee all or the post-deduction balance (if any) of the Margin, without any interest thereon.

7.                        Management Fees

7.1                 The Lessee shall pay to the Lessor the basic management fees (at the rate of RMB [0.10] per square meter per day) for the period between the Delivery Date and the Lease Commencement Date [10] days prior to the Delivery Date. The basic management beyond the Rental-free period has been included in the Rental and Property & Facility Management Fees.

7.2                 The Lessee shall pay the Property & Facility Management Fees of each term as per the schedule and amount set out herein. For avoidance of any doubt, the management fee under this agreement refers to the basic costs related to the facilities, equipment and related services provided by the Lessor for the lessee (including provision of such facilities and equipment services as water supply systems, power supply systems, fire protection systems and vehicle parking services, and other services agreed herein, such as cleaning and security).

8.                        Utilities

The Lessee shall pay the costs of water, electric power (including power capacity expansion), heat, telecommunication, garbage (other than the garbage generated in the office) collection and other similar utilities expenses related to the Property, as well as any taxes, fines, additional charges and other expenses payable to the governmental organs or public utilities providers that the Lessee shall hold accountable for. The Lessee also shall bear any relevant taxes or duties that the Lessor incurs for paying such utilities expenses on behalf. Any loss from electricity expense allocation and the cost of public lighting in the Park shall be apportioned according to the actual consumption of the Lessee. The Lessee shall pay such expenses in line with the prescribed payment terms within [3] days after receiving the notice from the Lessor. The Lessee shall pay the utilities expenses pursuant to the Weighted Apportionment of Utilities Expenses in Logistics Park and the receipt affixed with financial seal. The interruption or service suspension of the utilities shall neither terminate this Contract, nor decrease the rental and Property & Facility Management Fees. The Lessee agrees that, the water supply or drainage system shall be used only for the normal washing or cleaning of the Property. Where the Lessor pays the costs of water, electricity or gas on behalf, the Lessee shall pay the costs within 10 working days after receiving the related vouchers from the Lessor.

9.                        Taxes

9.1                 The Lessee shall be responsible for paying the taxes and government fee (collectively referred to as the “taxes”) related to the Property and the use right of the land where the Property locates, calculated from the Delivery Date to the Expiration Date; however, all taxes or fees related to any properties or attachments used or placed in the Property, whether such tax or fee is collected from the Lessor or against the storage of goods, shall be at the expense of the Lessee.

9.2                 The rental and Property & facility management fees stipulated in Part I:”Basic Business Terms” herein only include the taxes listed as below, in case that the government or relevant department imposes any new tax or raise the taxes related to the land or the Property, or starts to impose any tax which is suspended or not imposed actually but has been stipulated in the laws related to the land or the Property, and the Lessor shall pay the additional taxes or fees thereby, the Lessee shall agree the Lessor to adjust the rental or Property & facility management fees accordingly. The current taxes imposed on the Lessor include:

Item of taxes	Tariff

Land use tax	Land area *RMB 4 Yuan/Square Meter/Year

Rental, Property & facility management fees and basic management fee Business tax and surcharge	5.50% of invoice value

Housing Tax	Rental *12%

10.                 Insurance

10.1          The Lessor shall buy the Property All Risks insurance against the Property on the basis of replacement value, and the insurance policy shall remain in full and effective from the Delivery Date to the Expiration Date and during the renewal term (if any). The Lessor can cover the Property-related insurances in its comprehensive policy.

10.2          The Lessee shall buy, at its own expense, the following insurances and keep it full and effective from the Delivery Date to the Expiration Date and during the renewal term (if any): the property all insurance (the insured shall include all properties, goods and installations in the Property, and on the basis of replacement value) [Note: determine the deductibles and indemnity limit], work injury insurance (the indemnity limit per person shall not be less than the minimum stipulated by laws), and public liability insurance. The public liability insurance policy shall list the Lessor as an additional insured (with the agreement of insurer), upon the basis of claims, and the maximum indemnity amount for each accident shall not be less than RMB 8,000,000. Where the Lessee insures or not, it shall assume the indemnity liability for all properties, goods, and installations in the Property, any duty-related personal injury of workers, and the losses of third party due to the Lessee.

10.3          The insurance policy of property all risks respectively bought by the Lessor and the Lessee shall indicate that the insurer has agreed to waive its right of subrogation and other rights based upon the assignment of the insured. Any party or its director, employee, agent, invitee or contractor shall assume no liability for the losses or damages caused by the risks included in the coverage of the insurance of property all risks, and each party shall waive the right to claim or demand against the other party or its director, employee, agent, invitee or contractor for such losses or damages. Even if one party fails to buy or keep in full force the insurance of Property All Risks that it shall buy in accordance with the requirements in this Article, such failure shall not void the above waiver. However, the insurer shall reserve the right to claims the losses caused by the intentional acts of insured listed in the policy (e.g. arson, theft upon collusion). In case that one party fails to include in the Property All Risk Insurance any provision related to the insurer’s waiver of its subrogation, and the insurer demands any liabilities against the other party or its employee, visitor, or contractor for any loss or damage that the insurance covers, the other party is entitled to request such party to indemnify such losses that it suffers therefrom.

10.4          Both parties shall provide the other party with the photocopy of the policy of property all risk insurance within thirty (30) days after the actually Delivery Date, for proving that such policy is subject to the requirements herein, where the policy does not conform to the agreement herein, such party shall amend the policy till it fulfills the requirements herein.

11.                 Repair by the Lessor

11.1          During the lease term, the Lessor shall, at its own expense, maintain the roof and the foundation of the Property, as well as the facilities and equipment constructed by the Lessor (including but not limited to the lifting platform, the bumper block of the lifting platform, the lifting door of the Property, the roller shutter door of the Property, the pipeline to the public connection, the doors, the ceilings, the windows, the inner walls, glass, or the entrance of office area), ensure the firm structure of the outer walls, and keep it in good conditions, in addition to, it shall repair the facilities and systems including the fire fighting system which it shall provide in accordance with the Building Specification, Facilities and Equipment, in Annex I. The Lessor shall also be liable for repair the construction flaws that could not be found on the Delivery Date. But the Lessor shall not be liable for any loss or damage caused by the Lessee and its agent, invitee and contract. Where the Property requires being repaired by the Lessor as this Article 11 stipulates, the Lessee shall give written notice promptly to the Lessor in advance, and the Property shall be repaired as soon as possible without influence to the normal use by the Lessee. However, in all cases, the Lessor shall be liable for any economic losses that the Lessee suffers from the fault of the Lessor and its agent, the invitee and the builder. Where the Lessor fails to perform the repair obligation stipulated in this Article, 30 days after the appointed date (or the necessary and reasonable period expires if such repair or maintenance lasts for over 30 days due to the nature of such obligation), the Lessee shall have the right to employ the third party with the corresponding qualification to carry out such repair or maintenance after it give the written notice to the Lessor, and the actual and reasonable expenses arising therefrom shall be borne by the Lessor after being confirmed by the Lessor. But in all cases, the Lessee shall borne all expenses and costs where the Lessor has to perform the repair obligation under this Article due to the fault, misconduct, intentional act or negligence of the Lessee and its agent, invitee and contractor.

11.2          The Lessor shall repair and maintain in good condition the parking area and the other public area outside the House (including but not limited to the driveway, corridor, greening and the ground surrounding the House).

11.3          Except in an emergency, for the purpose of providing the services including the property management, inspection, maintenance and repair stipulated herein, the Lessor can enter into the Property for inspection, daily maintenance and repair, upon prior notice to the Lessee.

11.4          During the lease term, where any mandatory provisions including laws and regulations, or any government department demands the addition, improvement or change of the building system or fire fighting device, the Lessor shall improve or change without material prejudice to the basic function of the Property, and the Lessee shall provide assistance.

11.5          Upon the prior written notice from the Lessor, the Lessee shall assume all liabilities for any property loss or personal injury of the Lessee or any third party arising from the failure of the Lessor to promptly repair and maintain the Property or any attachments or other facilities in the Property due to the interference by the Lessee (whether caused by intentional act, misconduct or negligence).

11.6          To the extent permitted by the laws or regulations in China, except any material fault or willful and improper act by the Lessor, the Lessor shall assume no liability against the Lessee. The Lessor shall assume no liability for any damages caused by any action, no action or negligence, fault or intentional act of the Lessee and its agent, employee, contractor, invitee or other third party in the Property or surroundings, nor for the damages arising from the failure of the Lessor to enforce any other lease contract (if any) related to the Property. Even if the Lessor has any negligence or breaches this Contract, and causes any losses to the Lessee, to the extent permitted by the laws and regulations in China, the Lessor shall assume no liability for the business loss or damage, business income or profit loss, or any indirect or punitive loss of the Lessee.

12.                 Repair by the Lessee

Except the obligations of the Lessor under Article 11, and subject to Article 10, the Lessee shall borne the expenses and costs for repair, replacement and maintenance of the facilities and equipment that the Lessee decorates or installs, the improvement of such facilities and keeping it in good condition, other than the damage caused by the fault of the Lessor. Where lessee cause the damage to the facilities provided by the Lessor, including the lifting platform, bumper block of the lifting platform, loading and unloading area, lifting door, roller shutter door, pipeline to the public connection, doors, ceilings, windows, inner walls, glass or entrance of office area, such damage shall be repaired by the Lessor or the service provider that it appoints, and the expenses or any losses to the Lessor (if any) shall be borne fully by the Lessee, or such damages can be repaired by the Lessee at its expense, upon the prior written consent of the Lessor. Where the consumable locks, lights or bulbs are damages, the Lessee shall bear the expenses and costs for repair or replacement. The above articles repaired and replaced by the Lessee shall be in normal service after the lease term or renewal term (if any) expires. The Lessee shall maintain and repair, at its expense, the heating (if any), ventilation, office refrigeration, air conditioning system(if any) and other machinery and building systems in the Property, except the damage directly caused by the Lessor after both parties sign the Delivery Letter. Where the Lessee employs third party contractor to perform its repair obligation hereunder, such third contractor and its service scope shall be confirmed with the prior written approval o the Lessor. Where the Lessee fails to perform its repair or replacement obligations, the Lessor can repair or replace upon the written notice, provided that the Lessor shall inform the Lessee of the repair or replacement costs in writing, the Lessee shall pay in full to the Lessor within 10 days after the Lessee requests the compensation of such repair or replacement costs. Subject to Article 10, the Lessee shall bear all expenses and costs for the repair or replacement of any part of the Property or premises damaged by its agent, contractor or invitee.

13.                 Rebuilding and Business Facility Made by the Lessee

13.1          Any change, addition, attachment or improvement of the Property by or in the name of the Lessee (hereinafter referred to as “Lessee’s Rebuilding”) shall be made only with the prior written consent of the Lessor. The Lessee shall ensure that the Lessee’s Rebuilding fulfills the insurance requirements and the Statutory Requirements, and bear all the expenses incurred therefrom. Lessee’s Rebuilding shall be made only with the prior consent of the Lessor, and the Lessee shall ensure the civilized and safe construction, the main construction materials shall also be acknowledged by the Lessor. Lessee’s Rebuilding might affects or involves the roof, wall, foundation, ground, instrument system, electronic system, power system, fire fighting system, ventilation system or other system, the materials related to such rebuilding, including but not limited to the design drawing, structure statement, material brand and technical specification, construction solution, and the name and qualification of the builder, shall be submitted to the Lessor in advance for approval (in all cases, the approval of the Lessor shall not be taken as the approval of the government). The Lessor could supervise the Rebuilding Made by the Lessee. Where the Lessor pays to any third party for the Lessee’s Rebuilding (including but not limited to review of design drawing or instructions or construction supervision), the Lessee shall make full compensation to the Lessor, provided that the Lessor give written notice to the Lessee before signing any contract for expense collection (if any) with the third party. The Lessor will review the design drawings and instructions as well as supervise the construction only for its own benefits. The Lessor is not be obliged to ensure the conformity of such design drawings and instructions or the constructions with the insurance requirements and Statutory Requirements. The Lessee shall buy and maintain the work injury insurance, engineering insurance and third party liability for the Rebuilding, and ensure that, the amount and the coverage of the work injury insurance, engineering insurance and third party liability insurance for the Rebuilding fulfill the requirements of the Lessor, and the Lessee shall provide the copy of the insurance policy upon the request of the Lessor, so as to protect the Lessor from any compensation for any personal injuries and property damages during the construction. The amount and the insurer of such insurance shall fulfill the requirements of the Lessor. The Lessee shall pay promptly all expenses and costs to the contractor and the subcontractor who contract the Rebuilding, and ensure that the contractor and the subcontractor do not have any priority or other privileges against such Rebuilding. In case that the Lessor suffers any losses due to the demand of the contractor or the subcontractor for any rights, the Lessee shall indemnify in full.

14.                 Marks

Where the Lessee requires placing any marks outside the Property, the installation, size and the location of such marks shall be confirmed with the prior written consent of the Lessor. Where the Lessee installs the marks with the consent of the Lessor, the Lessee shall remove all marks at its own expense, and repair, paint and/or replace the surface where the marks are attached when returning or emptying the Property, till the installed place is recovered to the original condition. The Lessee shall obtain the approval and permit from the government for the installation, use and repair, among others, of the marks and the outer decorations, and keep such marks and outer decorations beautiful and safe. The Lessee shall assume all liabilities (including but not limited to the compensation liability) for any losses arising, directly or indirectly from the placement, use or removal of marks, or the inner factors of the marks (including but not limited to the design or installation defect) or the negligent maintenance. Where such marks infringe any rights and interests of the Lessor or any third party, the Lessee shall assume the compensation liability and promptly correct such infringement. The marks, decorations, advertisements, shutters, curtains and other traceries or fences or any other safety facilities, which can be seen outside the Property, shall be installed only with the consent the Lessor, the approval and permit of the competent government authorities, upon the fulfillment of the Lessor’s requirements and the statutory requirements in all the aspects.

15.                 Parking

The Lessee and other lessees in the Property are entitled to park in the unpreserved parking place in the Park. Where the Lessor considers the insufficient parking lots, it can temporarily assign the parking lots for the Lessee and other lessees in the Park. The Lessor shall assume no liability for protecting the lessee’s parking rights against any third party, unless the lessee and the Lessor otherwise reach the written agreement.

16.                 Recovery to Original Conditions

16.1          Where the House or its substantial part has been damaged by the fire or any other major accidents at any time during the period from the Delivery Date and the Expiration Date, the lessee shall, at its own expense, repair the part which the lessee is obligated to repair hereunder, including Lessee’s Rebuilding, business facilities and the parts that are rebuilt by the Lessor but paid by the lessee, and promptly enter into and use the Property promptly.

16.2          Notwithstanding the above provisions, where the Property is damaged due to the force majeure and cannot be used in the last year of the lease term, and the repair duration is estimated reasonably by the Lessor as over six months, either party could decide to terminate this Contract. Where either party terminates this Contract pursuant to this Article, the rental or the property & facility management fees shall be calculated to the termination date of this Contract, and neither party assume any default liability against the other party.

17.                 Requisition

Where any part of the Property or its Project is reclaimed by the laws, orders or ordinances, or the exercise of the state requisition right (hereinafter referred to as the “Reclaim”), and such reclaim causes the Lessee’s failure to use normally the Property or its substantial part or seriously affects the Lessee’s normal use of the Property, or upon the judgment by the Lessor, such reclaim will seriously affect or prejudice to its ownership of the Property or its any part, or the operation of the Project, the Lessor shall give written notice to the Lessee forthwith after it knows such Reclaim, and this Contract will be terminated on the date stated on the written notice given by the government department (“reclaim date”), the rental and the property & facility management fees shall be calculated to the reclaim date. If part of the Property is reclaimed, and the Lessee agrees to continue occupying the remaining part, the rental and the property & facility management fees for the remaining lease term shall be decreased to reflect the reduction of the area. In case of such claim, the Lessee hereby irrevocably decides, at its own discretion, whether it authorizes the Lessor to discuss independently on its behalf or jointly with the relevant government department for any possible indemnity for such claim (if the relevant government department accepts the independent discussion, the Lessee is entitled to discuss independently with the relevant government department), however, the Lessor is not obligated to guarantee any indemnity for the Lessee. The Lessee is entitled to independently claim from the department of requisition (not the Lessor) (such claim shall not decrease the indemnification that the Lessor may obtain). Whether the Lessee reaches the indemnification agreement with the department of requisition, the Lessor shall have the right to remove the Property beforehand, and the Lessee shall assist the Lessor in emptying and returning the Property before the date stipulated on the official notice of reclaim issued by the department of requisition. The termination under this Article shall not be deemed as the early termination, neither party is obligated to pay compensation to the other party in accordance with Article 19 herein.

18.                 Sublease

18.1          Except as otherwise stipulated herein, without the prior written consent of the Lessor, the Lessee shall not sublease the Property or its any part to any third party or authorize it to use, nor dispose any or all rights and benefits hereunder, otherwise, the sublease or disposal shall be void and invalid. Notwithstanding the above provisions, the Lessee can sublease to any entity controlling it or it controls or under common control with it (hereinafter referred to as the “Lessee’s Affiliate”) or authorize it to use, upon prior notice to the Lessor, and it shall ensure that such Affiliate comply with any and all provisions hereunder, and the Lessee shall assume the joint and several guarantee for the obligation and liability of such Affiliate. Where the lessee intends to sublease the Property, it shall submit the written application to the Lessor for such sublease.

18.2          Whether the Lessor has approved such sublease or not, the Lessee and the guarantor (if any) shall still assume all their liabilities and obligations hereunder. Where the Lessee sublease the Property upon the prior written notice of the Lessor, the Lessee shall request and ensure the subleasee to perform the liabilities and obligations as same as the Lessee’s obligations hereunder (except the rental and the property & Facility Management Fees, but, regardless the agreement between the Lessee and the subleasee such fees, the Lessee shall ensure that the fund received by the Lessor is no less than the amount stipulated hereunder).

18.3          Where the Property is subleased or the Lessee’s rights and interests hereunder is pledged, mortgaged or collateralized, or the Property is wholly or partly occupied by any third person other than the Lessee, the Lessor could request the sublessee, the pledgee, the mortgagee or any other party who occupies the Property to directly perform such obligations, in the case that the Lessee has any default hereunder. The Lessor shall have the right to directly issue the invoice to the sublessee, the pledgee, the mortgagee or any other party who occupies the Property. Where the Lessee has received such rental and Property & facility management fees before it performs its relevant payment obligation hereunder, the Lessee shall hold such rental on behalf for the benefits of the Lessor, and promptly transfer to the Lessor. However, the Lessor’s request on direct performance of obligation by the sublessee, the pledgee, the mortgagee or any other party who occupies the Property, or collection of the rental and Property & Facility Management Fees, issuance of the invoice or the use of the rental and Property & facility management fees shall not be deemed as the Lessor’s consent on the Lessee’s assignment of this Contract, or waive on such clauses or rights, or release of Lessee’s further performance of its promises, duties or obligations hereunder.

19.                 Early Termination and Compensation

19.1          In the first lease term, except as agreed by the Lessor and the Lessee, in all cases, the Lessee shall not request the entire or part termination of this Contract. Where the Lessee request the entire or part termination of this Contract in the first lease term, the Lessee shall give official written notice to the Lessor 6 months in advance. In addition to the rental and Property & facility management fees exempted for such terminated lease area for the rent-fee period (RMB 0.9 Yuan/day/square meter), the Lessee shall pay the rental and Property & facility management fees once off for 2 years from the date of early termination, then the Lessor will return the deposit to the Lessee. At that time, this Contract or the corresponding part shall be terminated immediately, and the Lessor shall have the right to provide the Property or such part to any third party.

19.2          Without prejudice to the Lessor’s other rights vested by laws, regulations, and provisions herein including Article 19.1, the Lessor is entitled terminate this Contract and assume no liability against the Lessee in any of the following circumstances in which the Lessee cannot eliminate such circumstance within 60 days after occurrence:

(1)                   The Lessee or the guarantor (if any) applies for dissolution, bankruptcy, is taken over or liquidated, or stops the operation or business, or suspended or revoked its business license, or the approval, consent or grant related to its business or operation, or suffers any other circumstance that might affects the existence of its legal entity or the main capacity of business and operation (hereinafter collectively referred to as “the Adverse Circumstances”);

(2)                   The Adverse Circumstances occurs due to the application by any third party, and is not be revoked within 60 days after it occurs or starts;

(3)                   The Property or any Lessee’s properties in the Property is/are seized, detained, frozen or enforced by court due to the Lessee; or

(4)                   Any event or lawsuit might occur in the region where the Lessee is subject to its jurisdiction, which is same or similar to any circumstance listed in above Paragraphs (1) to (3).

19.3          Unless otherwise stipulated herein, where any third party claims against the Lessor for its losses suffered from the conducts of the Lessee or its employee, sublessee, contractor, agent or invitee or the occupancy or use of the Property, the Lessee shall settle and hold the Lessor harmless from any losses, except the losses arising from the negligence or willful conducts of the Lessor or its agent, employee or contractor. Where the Lessor compensates any third party due to the liability of the Lessee, the Lessee shall make full compensation to the Lessor (including but not limited to the attorney’s fee), provided that the Lessor informs the Lessee of the amount of compensation in advance and obtains the consent of the Lessee before signing the compensation agreement with third party. However, where the compensation affects the operation of the Park or the legal organ gives the judgment, the Lessor will only informs the Lessee of such compensation in advance, the Lessee shall make the full compensation (including but not limited to the attorney’s fee).

19.4          In the first lease term, except as agreed by the Lessor and the Lessee or stipulated by this Contract, or any law or regulation, the Lessor shall not request the entire or part termination of this Contract in all cases. However, the Lessor requests the entire or part termination of this Contract in the first lease term, the Lessor shall give formal written notice to the Lessee 3 months in advance, and the Lessor shall return the deposit to the Lessee, both parties shall settle the relevant expenses including the rental and Property & Facility Management Fees, the Lessor shall also pay the liquidated damages to the Lessee at the amount equal to the monthly rental and Property & facility management fees of 6 months in the year of early termination, at that time, this Contract or the corresponding part shall be terminated immediately, and the Lessee shall return the Property to the Lessor in accordance with this Contract.

19.5          Both parties agree specially that, in the first lease term, upon no default by the Lessee, where the Lessee fails to properly use the Property due to the enforcement of the pledge of the Property, the Lessee might terminate this Contract upon prior written notice, the Lessor shall return the deposit to the Lessee, both parties shall settle the relevant expenses including the rental and Property & Facility Management Fees, the Lessor shall also pay the liquidated damages to the Lessee at the amount equal to the monthly rental and Property & facility management fees of 3 months in the year of early termination, and the Lessee shall return the Property to the Lessor in accordance with this Contract.

20.                 Inspection and Entrance

Upon prior notice, the Lessor and its agent, representative or contractor could enter into the Property at the reasonable time, and inspect the safety of the Property or make repairs (however, in an emergency, the Lessor and its agent, representative or contractor could enter into the Property at any time without notice).Upon prior notice, the Lessor and its representative could enter into the Property during the working hours and show the Property to any potential buyer, and the Lessee shall agree. In the last year of the first lease term or renewal term (if applicable), the Lessor and its representative enters into the Property during the non-working hours for presenting and introducing the Property to any potential client. The Lessor could create the easement on or surrounding the Property, set up the public marks, appoint the public area and set the limitation, provided that such easement, marks, appointment or limitation does not materially affects the Lessee’s use or occupancy of the Property. Upon the request of the Lessor, the Lessee shall sign the documents necessary for such easement, appointment or limitation.

21.                 Assignment of Ownership of the Property

Without prejudice to the Lessee’s rights and interests hereunder, at any time in the first lease term and/or renewal term (if applicable), the Lessor is entitled to, at its own discretion, sell or pledge such Property; to the extent permitted by the state laws or regulations, in case that the Property can be sold partly, the Lessee has the preemptive right to buy the part that it leases, on the same commercial conditions during the lease term; in addition to the above circumstances, the Lessor is entitled to, at its own discretion, discuss with the pledgee to dispose such Property in discount, realization or other form, without prior written notice to, or prior consent of the Lessee. The Lessee hereby undertake that, it irrevocably and unconditionally waives its right to receive notice on such pledge or otherwise disposal of such Property as stipulated above, and its preemptive right to buy such Property. The Lessor shall give written notice to the Lessee within ten (10) days after the formal sale contract is concluded. This Contract shall be succeeded by the new owner, and the Lessor shall ensure that the new owner fully succeeds, assumes the obligations against the Lessee, the liabilities for indemnifying and compensating the Lessee, and paying for the relevant losses.

22.                 Return

22.1          Upon the expiration or early termination of this Contract, the Lessee shall clean the property and return it to the Lessee in original conditions before the Expiration Date or the date of early termination, except the requisition referred in Article 17; the Lessee shall remove all business facilities, its Rebuilding and any improvements or rebuilding made by the Lessor or the Lessee from the Delivery Date to the Expiration Date and all properties and articles placed by the Lessee in the Property, except those agreed by both parties, or the nonconforming removal; where the Lessee fails to remove as stipulated above, the Lessor can remove or dispose, at the expense of the Lessee; where both parties agree not to remove, the Lessor shall own and have the right to dispose, at its own discretion, such retained business facilities, the Lessee’s Rebuilding, improvements or any properties or other articles left in the Property. Except as agreed in writing by the Lessor, the Lessee shall not request the Lessor to buy any Lessee’s decoration or facility by any reason.

22.2          Where the Lessee fails to remove as stipulated above, the Lessee will be deemed as waiving irrevocably all rights, including ownership, use right, possession right, of the articles left in the Property, and meanwhile, the Lessor obtains automatically all rights, including ownership, use right, possession right, of such articles. However, in any case, the Lessor is not obligated to pay or compensate the Lessee for such articles.  The Lessee hereby undertake and guarantee against the Lessor irrevocably that, on the Expiration Date or the date of early termination, no third party will have any rights and interests (including but not limited to; ownership, use right, possession right, preemptive right, pledge right, hypotheque, lien, lease right, contracting right, judicial attachment and judicial freezing)of the articles left in the Property, therefore, the Lessor will not consider any possible influence by such rights and interests while disposing such articles. For avoiding doubts, the Lessee hereby undertake and guarantee irrevocably that, the Lessor will assume no liability against any third party for disposing such articles, and it will compensate the Lessor for any possible losses arising thereby.

22.3          When the first lease term and/or renewal term (if applicable) expires, the Lessee shall still perform any obligations and liabilities that it does not fully perform (such obligations and liabilities include but not limited to the compensation obligation, the payment obligations related to the rental and the property & Facility Management Fees, and the obligations related to the repair and recovery).

23.                 Prolongation of Occupancy

Unless otherwise stipulated in writing, where the Lessee prolongs its occupancy of the Property after the first lease term and/or renewal term expires or this Contract is terminated in advance, the Lessor could terminate such occupancy at any time, remove all articles and decorations, among others, placed by the Lessee in the Property, recover the Property to the original conditions and provide to third party for use, but the Lessees shall bear all expenses and costs related to the removal and recovery, and still perform its obligations and liabilities hereunder during the occupancy of the Property; meanwhile, the Lessee shall pay, upon the Lessor’s request, the rental and Property & facility management fees for the prolonged occupancy at the amount two times the rental and Property & facility management fees applicable on the Expiration Date or the date of early termination. Besides, the Lessee shall assume the liability for the losses that the Lessor suffers due to such prolongation of occupancy (including but not limited to the enforceability of the lease agreement or preservation agreement with any third party). Unless otherwise stipulated expressly by both parties at that time, the Lessee’s prolongation of occupancy, the Lessor’s collection of rental and Property & facility management fees for such prolongation of occupancy, and the Lessor’s failure to exercise the rights hereunder shall not be interpreted as the renewal or extension of this Contract, and this Article 23 shall not be interpreted as the consent on the lessee’s prolongation of occupancy of the Property.

24.                 Default

Any of the following events shall constitute the Lessee’s default hereunder (hereinafter referred to as the “Default”):

(1)                   Due to its own fault, the Lessee fails to properly sign the Delivery Letter and send it to the Lessor within [30] days from the Delivery Date;

(2)                   The Lessee fails to pay any due rental, Property & facility management fees and other due payables in any installment as per this Contract, and remains it unpaid even after 30 days from the due date (inclusive of such due date);

(3)                   Unless otherwise permitted herein, without the prior written consent of the Lessor, the Lessee assigns this Contract or the Property or its part to any third party, or mortgages, pledges or otherwise disposes its rights and related interests hereunder;

(4)                   The Lessee changes the purpose of the Property stipulated herein;

(5)                   Any insurance bought by the Lessee hereunder is not bought by the Lessee, or is cancelled, terminated in advance, is not renewed upon expiration, or the insurance amount is decreased, or the nature is changed, except any circumstance permitted herein;

(6)                   The Lessee beaches this Contract and leads to the creation of priority of compensation or debts against the Property, and the priority of compensation or debts are not be eliminated within 10 days after the creation of priority of compensation or debts against the Property; or

(7)                   The lessee fails to comply with any other provisions than this Article 24 (1) to (6), and remains uncorrected within 30 days after the Lessor gives the written notice of correction for such default, unless otherwise expressly stipulated herein.

25.                 Lessor’s Remedies

25.1          In case that any default occurs and the Lessee fails to eliminate such circumstance within 60 days after occurrence, the Lessor might choose to: (1) request the lessee continuing fully performing its obligations hereunder; and/or (2) suspend Lessee’s use of the Property, its part or any facility; and/or (3) terminate this Contract or any part leased hereunder and promptly recover the Property or the corresponding part. Besides, the Lessor shall have the right to seek other remedies in law.

25.2          The Lessee agrees that, where this Contract or any part of the Property is terminated by the Lessor as per Article 25, the Lessor shall have the right to reoccupy the Property and the corresponding part in any way it deems as proper, to remove the Lessee and all the persons and their properties, and it has the right to use and keep in original conditions all the furniture, devices and equipments in the Property, or to remove and store such articles, and request the Lessee to indemnify the Lessor for: (i)the due, unpaid and accumulated rental, Property & facility management fees and other payables hereunder through such date of termination; and (ii) the expenses incurred due to the otherwise lease of the Property or its part (including but not limited to the intermediary agent charges and/or commission paid by the Lessor); and (iii) costs incurred due to removal and storage of the properties of the Lessee and any other persons; (iv) costs for the recovery of the Property to the original conditions; and (v) all the reasonable expenses incurred to the Lessor for seeking the remedies (including the reasonable attorney’s fee and the expenses related to the arbitration and/or court).

25.3          Where the Lessor terminates this Contract for any default as per Article 25.1, in additional to the compensation stipulated in Article 25.2, the Lessee shall pay the liquidated damages to the Lessor at the amount equal to the rental and Property & facility management fees for 6 months in the year of termination.

25.4          The Lessor’s failure to demand its rights hereunder at any time shall not be interpreted as its waiver or change of such rights or creation of such customary practice. Unless otherwise confirmed by the Lessor in writing, the Lessor’s failure to exercise the rights shall not be deemed as its waiver of any provision herein. The Lessee and the Lessor further agree that, the Lessor’s deferral or waiver of exercise of its rights hereunder shall not be deemed as its waiver of recourse against the Lessee’s default in future. Where the Lessor knows the Lessee’s default when accepting the rental, Property & facility management fees and other payment, such acceptance shall not be deemed as the Lessor’s waiver of prosecution against such default.

26.                 Environmental Requirements

26.1          Without the prior written consent of the Lessor, the lessee shall not allow or make any party to bring any harmful substances into the Property, or transport, store, use, cultivate, produce or release any harmful substances in or surrounding the Property, except the harmful substances contained in the products which are used by the Lessee for the normal cleaning or for office purpose, and provided that, such substances are subject to the state safety standard. The Lessee shall strictly comply with, at its own expense, all the environmental requirements when operating the business in the Property, and remedy any released harmful substances for other lessee, its agent, employee, contract, sublessee or invitee, to the satisfaction of the Lessor. The Lessee shall complete and prove, from time to time, the disclosure statement related to the Lessee’s transport, storage, use, cultivation, production or release of the harmful substance in the Property.”Environmental Requirements” refer to all current and future laws, regulations, orders, rules, acts, awards, directions, or any other environment conditions on health, safety or related to the Property or its surroundings, or the statutes promulgated by the governmental institutions or all corresponding state and local organs, and all relative state and local regulations, or any regulations and policies promulgated or issued under the above laws and regulations. “Harmful substance” refers to any substances, materials, wastes, pollutants or contaminant, asbestos and petroleum that are listed or defined as harmful or toxic in the environmental requirements, including the crude oil and its components, natural gas liquid, LPG, or the manufacture gas that could be used as the fuel (or the mixture of the natural gas and such manufacture gas). As the definition in the environmental requirements, the Lessee shall be deemed as the operator of the facilities that are used by the Lessee and the owner of all the harmful substance brought by the Lessee, its agent, employee, contractor or invitee into the Property, as well as the waste, byproduct or residues cultivated, produced or manufactured by the Lessee.

26.2          The Lessee shall indemnify, protect and hold the Lessor harmless from any request or claim against the Lessor, under environmental requirements, or the release of the harmful substance that the Lessee is obliged to remedy pursuant to the above provisions, or the losses (including but not limited to the depreciation of the Property or the Project, and the income losses related to storage fee), right demand, request, arbitration, lawsuit, damages, expenditure (including but not limited to the expenses related to remedy, transfer, repair, correction or cleaning) and expenses (including but not limited to the actual attorney’s fee, consultant’s fee and expert’s fee, and including but limited to the expenses related to removal or administration of the harmful substances, including asbestos, which are messed up or brought into the Property in violation of this Article 26, whether the laws requires such removal and administration or not) caused by the Lessee, its agent, employee, contractor, sublessee, or invitee in violation of this Article 26 (whether the Lessee knows such violation or not). The Lessee’s obligations under this Article 26 shall remain in force after this Contact is terminated.

26.3          Upon prior notice, for the purpose of this Article, the Lessor can enter into the Property, and has the right to inspect and test the Property for determining whether the Lessee comply with the environmental requirements, its obligations under this Article 26 or the environmental conditions for the Property.  Once the Lessor gives the prior notice, the Lessor shall be granted the right to enter into the House, when entering into the House, the Lessor shall not interrupt the business of the lessee as possible to a reasonable extent. The Lessor shall bear such costs and expenses related to such inspection and test, unless the result indicates that the Lessee fails to comply with any of the environmental requirement, and the Lessee shall compensate the Lessor for any reasonable expenses related to such inspection and test. The Lessor’s acceptance of any environmental evaluation or satisfaction on any environmental evaluation shall not be deemed as waiving its rights against the Lessee in any aspects.

27.                 Rules and Regulations

From the Delivery Date to the Expiration Date and during the renewal term(if any), the Lessee shall comply with, at any time, the rules and provisions established or amended by the Lessor from time to time, including the rules for using the Property and the Project. In case of any conflicts between the above rules and the other provisions herein, the other terms and provisions herein shall prevail. The Lessor shall assume no obligation or liability for the violation of any rules and provisions by the other lessees in the Project.

28.                 Public Order

The Lessee shall accept and obey the direction and arrangement by the Lessor on the public order in the Project. The Lessee acknowledges and agrees that, it shall manage and keep goods, vehicles and other properties in its connection in the Property and the Project. The Lessor will not arrange security service for the Property or the Project, the Lessee shall be liable for the safety of the goods, vehicles and other properties in its connection in the Property and the Project.

29.                 Force Majeure

Except the payment obligation hereunder, where any force majeure causes the failure or delay of any party to perform its obligations hereunder, such affected party will assume no liability for such delay or defect. For avoidance of doubt, the force majeure referred in this Article shall include (but not limited to):

(1)                   It is influenced by the policy or any regulations of the competent government department or government authority, and the affected party shows the certificate issued by the relevant competent department or authority;

(2)                   It is delayed or influenced by the approval or installation of municipal supporting infrastructures controlled by relevant department or authority, and the affected party shows the certificate issued by the relevant competent department or authority;

(3)                   The construction is affected by extremely severe weather, the discovery of cultural relics and historic sites, the large-scale outbreak and prevalence of epidemic(infectious disease), and the affected party shows the certificate issued by the relevant competent department or authority;

(4)                   There is abnormal social event, natural disaster (typhoon, fire, floor, earthquake etc.), ware and other irresistible forces; or

(5)                   There is other irresistible force which cannot be predicted, avoid or conquered.

30.                 Entire Agreement

This Contract constitutes the entire agreement between the Lessor and the Lessee with respect to the subject matter of this Contract. This Contract shall supersede any oral or written statement, explanation, promises or agreement made by the Lessor, Lessee or their representatives but not included herein, as well as any prior agreements, promises, negotiations or statements. This Contract shall not be changed, unless both parties hereto sign the written legal documents.

31.                 Severability

Where any article or provision herein becomes illegal, void or enforceable under the current or future laws, both parties intend to keep the remaining part of this Contract unaffected. Both parties also expect to add a legal, effective and enforceable provision, similar to such illegal, void and unenforceable article or provision as possible, to substitute the illegal, void and unenforceable article or provision (if possible).

32.                 Miscellaneous

32.1          Where the number of person, company or association concerning the Lessee herein is more than one, all such persons, companies or associations shall assume the joint and several liabilities for the Lessee’s obligations.

32.2          The notice requested or given hereunder shall be made in writing and sent by fax, e-mail, personal service, express mail or registered mail. By giving the notice in above way, either party could change its address for receiving all the future notice. Except as otherwise stipulated to the contrary, the notice is served on the exact time indicated on the sending record of the fax machine if by fax, or on the date when it enters into the email system appointed by the addressee if by email, or on the date when the addressee signs for receipt if by personal service or express mail, or seven days after sending upon the sending instrument issued by the post office if by registered mail.

32.3          The general interpretive rules, which stipulate that any ambiguous rules are adverse to the drafter, shall not be applicable to interpret this Contract or interpret any annexes or amendments to this Contract.

32.4          Before signing this Contract, the contractual text delivered by the Lessor to the Lessee shall neither bear any binding force or effect, nor constitute any option against the Lease of the Property, nor vest any party any rights or impose any obligations against any party.

32.5          The headings herein are for convenience only, does not define, limit or otherwise describe the scope or intention of the Contract or other provisions herein in any aspect, or affect the interpretation of this Contract in any aspect.

32.6          This Contract is made in Chinese. The interpretation of this Contract shall be governed by the laws of the People’s Republic of China, without the principle of conflict of laws.

32.7          All annexes and attachments hereto are incorporated herein, and become the integral part of this Contract. In case of any conflict between this Contract and these annex and attachments, this Contract shall prevail.

32.8          Any dispute or right demand arising from or related to this Contract (hereinafter referred to as the “dispute”), including the issue related to the existence, effectiveness or termination of this Contract, shall be first discussed friendly by both parties under the principle of friendly settlement. If no agreement is reached through discussion, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (Shanghai) for arbitration. The arbitration shall be held under the prevailing arbitration rules of the Commission at that time in Shanghai. The arbitration tribunal consists of three arbitrators, each party appoints one. The chief arbitrator shall be jointly appointed by both parties, where both parties fails to agree on within 30 days, the chief arbitrator shall be appointed by the arbitration tribunal. The arbitration shall be made in Chinese. The hearing of arbitration shall be recorded in writing for reference by both parties. The arbitration award shall be final and binding upon both parties.

Part III: Delivery Procedure

1.                            The Lessor shall arrange the acceptance of the Property, and promptly give the Notice of Entrance in the form stated in Annex II to the Lessee after the Property is qualified in the quality inspection and the fire prevention inspection, and inform the Lessee of the preparation of the Property for delivery.

2.                            On the Delivery Date or the other reasonable date otherwise informed by the Lessor, the lessee shall dispatch personnel to handle the formalities for the delivery with the Lessor. Where the Lessee does not dispatch any personnel to participate in the delivery on the Delivery Date or the other reasonable date otherwise informed by the Lessor, the Lessee could be considered as accepting the Property. When delivering, the Lessor and the Lessee shall jointly inspect the Property and sign Delivery Letter.

3.                            When delivering, in case of any issues listed as building defect under Article 2, Part II herein, the Lessee is entitled to state in the Property Delivery Letter, and the Lessor shall correct and finish the acceptance in the stipulated period. Where the Lessor fails to correct in the stipulated period, Article 11.1 herein shall be applicable.

In witness thereof, the Lessor and the Lessee sign this Contract on the date indicated at the beginning of this Contract.

Lessor: Kunshan Fuchan Warehousing Services Co., Ltd. (seal)

Authorized representative:

Signature:

Seal: /s/ Seal of Kunshan Fuchan Warehousing Services Co., Ltd.

Lessee: Yao Fang Information Technology (Shanghai) Co., Ltd. (seal)

Authorized representative:

Signature:

Seal: /s/ Seal of Yao Fang Information Technology (Shanghai) Co., Ltd.